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                 LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
                EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                          Six Months                Three Months
                                         Ended June 30              Ended June 30
                                       1996         1995           1996        1995
PRIMARY

Average shares outstanding
  (assuming conversion of
  series A, E and F
  preferred stock) -------------- 104,563,359  103,844,782    104,594,257 104,009,359
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) ---     962,673      618,763        833,633     706,273
       Total shares
         outstanding ------------ 105,526,032   104,463,545   105,427,890 104,715,632
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

FULLY DILUTED

Average shares outstanding
  (assuming conversion of
  series A, E and F
  preferred stock) -------------- 104,563,359   103,844,782   104,594,257 104,009,359
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) ---------     962,673       765,705       833,633     750,447
       Total shares
         outstanding ------------ 105,526,032   104,610,487   105,427,890 104,759,806
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DOLLAR INFORMATION (000's omitted)

       Net Income ---------------     251,467      $252,725      $111,443    $117,912
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

PER SHARE INFORMATION

Primary:

       Net Income ---------------        2.38         $2.42         $1.06       $1.13

Fully Diluted:

       Net Income ---------------        2.38         $2.42         $1.06       $1.13

   Notes:
<F1>
1. Earnings per share are computed based on the average number of common shares outstanding during each period after assuming conversion of the series A, E and F preferred stock.

<F2>
2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it is immaterial.

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